Exhibit 10.59
December 15, 2008
Mr. Steve Beeks
Re:	Amended and Restated Employment Agreement
Dear Mr. Beeks:
     On behalf of Lions Gate Films Inc. (the “Company”), this letter is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The employment agreement entered into as of March 28, 2007 between Employee and the Company (the “Prior Employment Agreement”), is hereby amended and restated in its entirety. The terms of Employee’s employment are as follows:
     1. TERM
          (a) The term of this agreement (this “Agreement”) will begin April 1, 2007 (the “Effective Date”) and end April 1, 2011, subject to early termination as provided in this Agreement (the “Term”). During the Term of this Agreement, Employee will serve as President and Chief Operating Officer, subject to the following:
(i) in the event that the Company hires a senior executive with responsibilities extending over Lions Gate Films, the Company may change Employee’s title to Co-Chief Operating Officer;
(ii) in the event that the Company’s current CEO takes on the title of Chief Operating Officer as the result of a merger or acquisition or other transaction, Employee agrees to relinquish the title of Chief Operating Officer; and
(iii) in the event that there is material growth of the Company, by means of strategic transactions or otherwise, the Company, subject to good faith consultation with Employee, may change his title and responsibilities without breach of this Agreement; provided, however, that the new title will not be less than President of a division which encompasses more than Home Entertainment.
Employee shall report to the CEO of the Company, currently Jon Feltheimer, or his/her designee, consistent with the provisions above. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture and home video industries and as may be reasonably and lawfully requested by the Company.
          (b) So long as this Agreement shall continue in effect, Employee shall devote

Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.
     2. COMPENSATION
          (a) Salary. The following base salary will be paid to Employee during the Term of this Agreement:
(i)	April 1, 2007 through March 31, 2008 — the rate of SIX HUNDRED THOUSAND DOLLARS ($600,000.00) per year (“Base Salary — Period 1”), payable in accordance with the Company’s normal payroll practices in effect.

(ii)	April 1, 2008 through the end of the Term — the rate of SEVEN HUNDRED FIFTY THOUSAND DOLALRS ($750,000.00) per year (“Base Salary — Period 2”), payable in accordance with the Company’s normal payroll practices in effect.
          (b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
          (c) Bonuses.
(i)	EBITDA Bonus. During the Term, Employee shall be entitled to receive an annual bonus on the Company attainment of an EBITDA target (the “E Target”) if such E Target is attained in the following amounts:
(A)	If the Company attains at least 105% of the E Target, Employee shall receive 12.5% of his Base Salary;

(B)	If the Company attains at least 115% of the E Target, Employee shall receive an additional 12.5% of his Base Salary.
For each fiscal year of the Term, the Company shall designate the upcoming year’s E Target after it is approved by the Company’s Board of Directors, on or before April 1 of the applicable fiscal year, or as soon thereafter as approved by the Board of Directors, and it shall notify Employee in writing of such E Target for the fiscal year to which the E Target applies. The E Target shall not be greater than the E Target for other Presidents receiving a similar bonus based on an EBITDA target. The fiscal year commences April 1 of each year. The Company shall establish a reserve amount for uncollectible receivables equal to 2% (the “E Reserve”). The E Target shall include the E Reserve. For each portion of a fiscal year that Employee is employed by Company, Employee shall be entitled to a pro-rata portion of the E Bonus, if and when earned. Any bonus payable to Employee hereunder shall be paid within thirty (30) days following the end of the audit for the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one-half months after the end of the fiscal year for which the bonus is paid).
(ii)	During the Term, Employee shall be entitled to receive performance bonuses at the full discretion of the CEO of the Company. Employee must be employed with the Company through the last day of the bonus year to be eligible to receive a discretionary performance bonus for that year, and any such bonus will be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).
     3. BENEFITS
     As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other salaried employees subject to the terms of such plans.
     4. VACATION AND TRAVEL
          (a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of the CEO, which shall not be unreasonably withheld, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. There are no paid vacation days.
          (b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.
          (c) In addition, Employee shall be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary “perqs” of division heads within the Company; (iii) a cell phone, which may be expensed; (iv) a reserved parking space; and (v) reimbursement for all expenses reasonably incurred in connection with his employment.
          (d) The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons and does not single out Employee.

     5. STOCK
          (a) Time-Based Grant.
(i)	The Company shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee 212,500 restricted share units (“Time-Based Grant”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan (collectively, the “Plan”). Employee acknowledges that this Time-Based Grant of stock is subject to the approval of the CCLG. The award date (“Award Date”) shall be the date of the board meeting when the Time-Based Grant is approved.

(ii)	Vesting. Notwithstanding Section 5(d) and (e), and subject to Section 5(a)(iii) below, the Time-Based Grant shall vest as follows:
(A)	the first 53,125 restricted share units of the Time-Based Grant will vest on the 1st anniversary of the Award Date;

(B)	an additional 53,125 restricted share units of the Time-Based Grant will vest on the 2nd anniversary of the Award Date;

(C)	an additional 53,125 restricted share units of the Time-Based Grant will vest on the 3rd anniversary of the Award Date;

(D)	the final 53,125 restricted share units of the Time-Based Grant will vest on the 4th anniversary of the Award Date.
(iii)	Continuance of Employment. The vesting schedule in Section 5(a)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Time-Based Grant and the rights and benefits under this Agreement.
          (b) Performance Grant.
(i)	The Company shall request that the CCLG authorize and grant Employee 212,500 restricted share units (“Performance Grant” and, together with the Time-Based Grant, the “Grants”) of Lions Gate Entertainment Corp. in accordance with the Plan. Employee acknowledges that this Performance Grant of stock is subject to the approval of the CCLG.

(ii)	Vesting. Notwithstanding Section 5(d) and (e), and subject to Section 5(b)(iii) below, the Performance Grant shall be eligible to vest based on the following schedule (each, a “Performance Vesting Date”):
(A)	the first 53,125 restricted share units of the Performance Grant shall be eligible to vest on March 31, 2008;

(B)	an additional 53,125 restricted share units of the Performance Grant shall be eligible to vest on March 31, 2009;

(C)	an additional 53,125 restricted share units of the Performance Grant shall be eligible to vest on March 31, 2010;

(D)	the final 53,125 restricted share units of the Performance Grant shall be eligible to vest on March 31, 2011.
The vesting of the Performance Grant on such Performance Vesting Dates shall be subject to satisfaction of annual Company performance targets approved in advance by the CCLG for the twelve (12) month period ending on such Performance Vesting Date. The Performance Grant shall vest on a sliding scale basis if the Company’s performance targets have not been fully met for a particular year. For purpose of example only, if seventy-five percent (75%) of Company’s targets have not been met for a particular year, seventy-five percent (75%) of the Performance Grant for that year would vest. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any or all of the Performance Grant scheduled to vest on any such Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the CCLG may, in its sole discretion, provide that any of the Performance Grant scheduled to vest on any such Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Performance Vesting Date if the performance targets applicable to such Performance Vesting Date are exceeded.
(iii)	Continuance of Employment. The vesting schedule in Section 5(b)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Performance Grant and the rights and benefits under this Agreement.

          (c) Option.
(i)	The Company shall also request that the CCLG authorize and grant Employee the right (the “Option”) to purchase 425,000 common shares of Lions Gate Entertainment Corp. in accordance with the Plan. Employee acknowledges that this Option grant of stock is subject to the approval of the CCLG. The award date (“Option Award Date”) shall be the date of the board meeting when the Option is approved.

(ii)	Vesting. Notwithstanding Section 5(d) and (e), and subject to Section 5(c)(iii) below, the Option shall vest as follows:
(A)	the Option to purchase 106,250 common shares will vest on the 1st anniversary of the Option Award Date;

(B)	the Option to purchase an additional 106,250 common shares will vest on the 2nd anniversary of the Option Award Date;

(C)	the Option to purchase an additional 106,250 common shares will vest on the 3rd anniversary of the Option Award Date;

(D)	the Option to purchase the final 106,250 common shares will vest on the 4th anniversary of the Option Award Date.
(iii)	Continuance of Employment. The vesting schedule in Section 5(c)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Agreement.
          (d) Acceleration of Grants and Options upon Death of Employee. In the event that Employee dies during the Term of this Agreement, all Grants and Options granted pursuant to Sections 5(a)-(c) of this Agreement shall accelerate and immediately become fully vested.
          (e) Change of Control.
(i)	If a Change of Control occurs during the Term of this Agreement and concludes on or after April 1, 2008, all Grants and Options granted pursuant to Sections 5(a)-(c) of this Agreement shall accelerate and immediately become fully vested.

(ii)	For the purposes of this Agreement, “Change of Control” shall mean:

(A)	if any person, other than a trustee or other fiduciary holding securities of Lions Gate Entertainment Corp. (“LGEC”) under an employee benefit plan of LGEC, becomes the beneficial owner, directly or indirectly, of securities of LGEC representing 33% or more of the outstanding shares of common stock of LGEC as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of LGEC;

(B)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of LGEC, there is a sale or disposition of 33% or more of LGEC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(C)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of LGEC, there occurs a change or series of changes in the composition of LGEC as a result of which half or less than half of the directors are incumbent directors;

(D)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of LGEC, a shareholder or group of shareholders acting in concert obtain control of 33% or more of the outstanding shares;

(E)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of LGEC, a shareholder or group of shareholders acting in concert obtain control of half of the Board;

(F)	if there is a dissolution or liquidation of LGEC; or

(G)	if there is any transaction or series of related transactions that has the substantial effect of any or more of the foregoing.
          (f) Effect on Prior Grants. All Grants and Options provided for in Sections 5(a)-(c) above are in addition to, and not in lieu of, any and all grants and options provided for in any and all previous agreements between Employee and Company (other than the Prior Employment Agreement, as defined herein). Any and all grants and options granted under such prior agreements shall be unaffected by this Agreement.
     6. HANDBOOK
     Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.
     7. TERMINATION
          (a) This Agreement shall terminate upon the happening of any one or more of the following events:
(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)	Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten (10) days of written notice;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement, with “cause” being defined as any of the following:
(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony, except in connection with a traffic violation or traffic accident;

(B)	Employee’s commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)	any act of material misconduct by Employee having a substantial adverse effect on the business or reputation of the Company, which shall include, but not be limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, violation of any fiduciary duty, and violation of any duty of loyalty;

Provided, however, that prior to terminating Employee’s employment for “cause,” the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are subject to cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If cure is not possible or Employee has failed to cure, Employee’s employment shall terminate upon the 15th day following notice of termination.

(v)	The Employee is terminated “without cause.” If Company elects to terminate Employee “without cause,” it must provide Employee with sixty (60) days prior written notice. Termination “without cause” shall be defined as the Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, but in no event less than the greater of either (i) six (6) months’ Base Salary at the monthly rate in effect on the date of such termination, or (ii) the amount Employee would receive from the Company’s severance policy for non-contract employees that is currently in effect at the time of termination, such payment to be made, subject to Section 13(b), in cash in a lump sum as soon as practicable after (and in all events not more than two and one-half (2 1/2) months after) the date of Employee’s Separation from Service with the Company. The Company’s payment of the amounts described above in this Section 7(a)(v) shall relieve the Company of any and all obligations to Employee. As used herein, a “Separation from Service” occurs when Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
          (b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that (i) the Company shall pay to Employee, only such compensation as is earned under Section 2 plus any and all business expenses incurred but not paid as of the date of Employee’s termination of employment and (ii) Employee shall continue to be bound by Sections 9, 10, 11, 12, 13, 15 and 16. If this Agreement is terminated for any reason, in fact, Sections 9, 10, 11, 12, 13, 15 and 16 shall survive and be binding upon Employee following his termination of employment.

          (c) Notwithstanding the foregoing, in the event of a Change of Control, as defined in Section 5(e)(ii), if Employee is terminated within six (6) months of the date of the Change of Control, then Employee shall receive the greater of either (i) 50% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date or (ii) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), such payment to be made, subject to Section 13, in cash in a lump sum as soon as practicable after (and in all events not more than two and one-half (2 1/2) months after) the date of Employee’s Separation from Service with the Company. The Company’s payment of the amounts described above in this Section 7(c) shall relieve the Company of any and all obligations to Employee.
     8. EXCLUSIVITY AND SERVICE
     Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture and home video industries and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
     9. INTELLECTUAL PROPERTY
          (a) Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.
          (b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company)

Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply to an invention which qualifies fully under California Labor Code Section 2870.
     10. ASSIGNMENT AND DELEGATION
     Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.
     11. TRADE SECRETS
     The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes the Company’s trade secrets. Notwithstanding the above, the parties acknowledge and agree that trade secrets shall not include any information that Employee can demonstrate (i) was publicly available at the time of its disclosure to Employee; (ii) was already in Employee’s possession at the time of disclosure; (iii) was rightfully received by Employee from a third party not subject to obligations of confidentiality; or (iv) was independently developed by Employee without use of any trade secrets.
     Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing by the Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. Upon termination of

Employee’s employment with Company, Employee shall deliver to Company all documents, computer disks or computers, records, notebooks, work papers, and all similar material containing any of the foregoing trade secrets, whether prepared by Employee, the Company or anyone else. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company to leave such employment.
     12. ARBITRATION
     Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. Company shall pay for the administrative costs of such hearing and proceeding.
     13. SECTION 409A
          (a) It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by the Company or Employee shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
          (b) Notwithstanding any other provision herein, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s Separation from Service, Employee shall not be entitled to any payment or benefit pursuant to Section 7(a)(v) or 7(c) above until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty

(30) days) after the date that is six (6) months after Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.
          (c) Any reimbursements made to Employee hereunder will be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time. To the extent that any reimbursements pursuant to Section 4 are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.
     14. NOTICES
     All notices to be given pursuant to this Agreement shall be effected either by mail or personal delivery in writing as follows:
Company:
Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: General Counsel
Employee:
Steve Beeks
Lions Gate Films Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Courtesy Copy:

     15. WAIVER
     Failure to require compliance with any provision or condition provided for under this Agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.
     16. INTEGRATION, AMENDMENT, SEVERABILITY, AND FORUM
          (a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Employment Agreement, except as expressly provided herein).
          (b) All modifications or amendments to the Agreement must be made in writing and signed by both parties.
          (c) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.
          (d) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto Covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.
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     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me. If you have any questions relating to the matters described in this letter, please call            at (310) 255-XXXX.
Very truly yours,
LIONS GATE FILMS, INC.

By:	/s/ Wayne Levin Wayne Levin
Executive Vice President and General Counsel
AGREED AND ACCEPTED

By:	/s/ Steve Beeks Steve Beeks